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                                                                    EXHIBIT 10.9


                        MANAGEMENT INCENTIVE COMPENSATION
                                     PROGRAM


         During Fiscal 1995, the Compensation Committee of the Board of Directors by resolution established an incentive bonus program for Fiscal 1995 for the benefit of the Company's senior executives, vice presidents and senior managers. The bonus program had an incentive tiered structure which was established by applying a sliding scale percentage to predetermined ranges of the Company's net income in excess of certain amounts. Assuming certain threshold net income levels were met, the aggregate amount available under the bonus program would be approximately $3 million which would be allocated among five groups. Participants in each group were eligible to be awarded bonuses by applying the applicable sliding scale percentage to their base salaries (grossed-up for certain benefits). In addition, those vice presidents and senior managers who are evaluated under the Company's Management-By-Objective Program (the "MBO Program") could increase their bonuses (up to double such bonus) by attaining certain scores under the MBO Program.

         Due to the Company's net loss in Fiscal 1995, no participant in the incentive bonus program for Fiscal 1995 was awarded a bonus.